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                   MASTER ENERGY SERVICES AND SUPPLY AGREEMENT

                   (Republic Technologies International, LLC)

      THIS MASTER ENERGY SERVICES AND SUPPLY AGREEMENT ("Agreement") is entered into this day 13th of August, 1999, by and between FirstEnergy Services Corp., an Ohio corporation ("FirstEnergy"), and Republic Technologies International, LLC, a Delaware limited liability company (the "Company").

                                    RECITALS:

      A. FirstEnergy (directly or though its affiliates) is an energy services provider with extensive expertise in the provision of a broad range of energy services and supply to a variety of users.

      B. Company (directly or through its subsidiaries) is a producer of special bar quality steel products with facilities in a variety of locations in the United States (the "Company Facilities")

      C. Company and FirstEnergy by this Agreement desire to enter into a long term, mutually beneficial energy and energy services relationship, whereby FirstEnergy will manage all of Company's supply and delivery of energy and energy service requirements as described in Attachment A (the "Energy Supply and Services").

      D. In addition to this umbrella agreement, the parties contemplate a series of subordinate agreements, which address individual opportunities/needs on a site-by-site, project-by-project basis.

      IN CONSIDERATION OF THE FOREGOING, and for other good and valuable consideration in hand received, intending to be legally bound, the parties hereto do hereby agree as follows:

      1. Overview. The purpose of this Agreement is to form a business relationship seeking competitive advantage through continuous improvement, to enable the design and supply of Energy Supply and Services that offer opportunities to significantly enhance financial and operating performance, helping both parties achieve premier supplier status in their respective markets. To the extent feasible, the parties shall seek to mutually align incentives to optimize their efforts and returns. In advance of the rendering of any Energy Supply and Services for which separate charges apply, the parties shall execute written agreements.


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      2. Term. This Agreement shall be effective for a period of five (5) years from the date hereof. Thereafter, this Agreement shall renew automatically for successive one (1)-year periods, unless either party gives written notice of cancellation at least thirty (30) days before such renewal date.

            a) Notwithstanding anything to the contrary contained herein, this Agreement shall terminate:

      i) At the option of the non-defaulting party, upon the material breach of the terms of this Agreement followed by the failure of the defaulting party to cure such breach within thirty (30) days following written notice from the non-defaulting party. A breach of a subordinate agreement between the parties of the type contemplated hereby shall not constitute a breach of this Agreement. The foregoing right of termination shall be in addition to such other rights or remedies as may exist at law or in equity, all of which are hereby reserved.

      ii) The mutual written agreement of Company and FirstEnergy to terminate this Agreement.

            b) Upon termination of this Agreement pursuant to this section, the obligations of each of the parties hereunder shall expire as of the effective date of such termination.

      3. Compensation. Where separate charges apply (as provided in Section 5 below and in Attachment A), prices and terms shall be agreed upon in advance of any service (including through definitive subordinate agreement(s)). FirstEnergy shall provide periodic reports to the Company setting forth the detail of activity for the prior period to permit the Company to evaluate the effectiveness of FirstEnergy's performance. FirstEnergy shall meet with the Company to present the report and discuss its contents. In evaluating FirstEnergy's performance, price competitiveness shall be determined by, among other factors: a) comparing historical pricing, b) comparing to published competitive price lists and/or independent cost guides, or c) developed by independent, agreed-upon sources. FirstEnergy shall be required to demonstrate only that the prices for the Energy Supply and Services are reasonable (including prices where FirstEnergy is the provider), not that the prices are the "lowest and best" prices, and shall be entitled to have its effectiveness on behalf of the Company considered in the whole based on the entirety of its performance hereunder.

      4. Energy and Operational Efficiencies Projects and Shared Savings. FirstEnergy and Company shall develop mutually acceptable project goals and criteria for demand side management projects such as project cost constraints, shared savings requirements, simple payback period goals, financing requirements, forms of agreement, etc. FirstEnergy shall present performance-based energy and operational efficiency projects, as appropriate, to


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Company. Each project shall be individually evaluated by Company, and as appropriate, individually negotiated under the spirit of this Agreement.

      5. Dedicated Resources. FirstEnergy shall provide customary and traditional support for the Energy Supply and Services without separate charge, unless otherwise noted in Attachment A. To the extent that services are required beyond customary support, charges shall be negotiated based on the services requested and the fees charged to third parties for comparable services.

      6. Appointment. In furtherance of Company=s commitment to FirstEnergy, Company hereby appoints FirstEnergy as the exclusive representative for the procurement for Company Facilities of the Energy Supply and Services for the term of this Agreement. FirstEnergy hereby accepts said appointment on the terms and conditions set forth in this Agreement. This appointment shall constitute a grant of exclusive representation of Company for the procurement of the Energy Supply and Services, and Company shall not permit the Energy Supply and Services to be procured, in whole or in part, by itself or any other entity other than through FirstEnergy during the term of this Agreement, subject to applicable utilities laws and existing contractual obligations. The terms of this engagement shall apply to Company Facilities now owned or hereafter acquired by Company, subject to applicable utilities laws and existing contractual obligations. Upon a sale of a Company Facility, this Agreement shall apply to the sold Company Facility for the remainder of the term, but shall not apply to other facilities of the buyer.

      7. Duties of FirstEnergy.

            a) FirstEnergy shall use reasonable commercial efforts to serve Company in the procurement of the Energy Supply and Services. FirstEnergy shall keep accurate account of its activities undertaken by FirstEnergy in connection with Company. Nothing hereunder obligates FirstEnergy to be the provider of the Energy Supply and Services, subject to applicable utilities laws and existing contractual obligations.

            b) FirstEnergy shall not be restricted in any manner from dealing with others (including competitors of Company) in the provision of services and products similar to those encompassed in the Energy Supply and Services.

      8. Authority of FirstEnergy. Inquiries for quotations for purchase made by FirstEnergy to vendors or prospective vendors must be made expressly subject to the approval and confirmation by Company and are not final until such written approval is given by Company. Except as may be expressly provided in a separate written agreement between the parties, FirstEnergy understands and agrees that it is not authorized to accept, to enter into, or execute, and shall not represent to any vendor or other person or firm that it has authority to accept an offer, to enter into, or execute, on behalf of Company or as the agent for Company, any agreement, contract or contractual commitment.


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      9. Preferred Vendor Status.

            a) FirstEnergy shall make recommendations concerning the procurement of the Energy Supply and Services and recommendations for the provider of such services, which, Company acknowledges, shall in most cases be FirstEnergy, either directly or as broker. FirstEnergy shall not be required to obtain competitive bids to support its recommendations.

            b) FirstEnergy shall be entitled to a first look at providing all Energy Supply and Services to Company. Company acknowledges FirstEnergy as the preferred provider of such services, with a right to provide, at FirstEnergy's option, the Energy Supply and Services, so long as the proposal from FirstEnergy is competitive, as determined under Section 3 above. In any circumstances where the Company rejects FirstEnergy as the provider, FirstEnergy at its option shall be entitled to a right of first refusal on any third party vendor proposal.

      10. Duties of Company.

            a) Company reasonably shall cooperate with FirstEnergy in the performance of the transactions contemplated by this Agreement.

            b) Company shall provide FirstEnergy with access to Company Facilities, personnel and information (subject to applicable confidentiality agreements), including its historical energy consumption and expense data (such as prior utility bills), existing energy related agreements (commodity, transportation, storage, services, etc.) and shall allow FirstEnergy to install meters and other control technology to evaluate Company=s energy consumption so long as same does not interfere with Company=s operations.

            c) Company shall pay FirstEnergy invoices on time and in accordance with their terms.

      11. Non-Disclosure of Information. The parties will negotiate in good faith a confidentiality agreement for the protection of their respective proprietary information. The Company acknowledges that FirstEnergy shall be entitled to energy supply and services data and information for use in its business, subject to the confidential treatment of the identity of the Company.

      12. Independent Contractor. Both FirstEnergy and Company agree that the relationship created by this Agreement is that of independent contractor and not that of agency or venture partners.

      13. Assignment. This Agreement shall bind the parties and their respective representatives, successors, and assigns. Neither party shall be entitled to assign its rights and responsibilities hereunder without the consent of the other party; provided, that, FirstEnergy shall be permitted to


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assign its performance obligations to its affiliates.

      14. Arbitration.

            a) Dispute Resolution. The parties shall attempt in good faith to resolve any dispute or claim arising out of or relating to this Agreement or the transactions contemplated hereby ("Dispute") promptly by negotiations between FirstEnergy and Company, including through mediation if agreeable to both parties. If the parties are unable to resolve the Dispute, it shall be referred to arbitration in accordance with the American Arbitration Association Arbitration Rules then in effect, as modified by this Section (the "Rules"). The number and identity of the arbitrators shall be determined by the parties within thirty (30) days following respondent's receipt of claimant's notice of arbitration. If the arbitrators have not been appointed within such thirty (30) day period, the number and identity shall be determined at the request of a party in accordance with the rules of the American Arbitration Association. The place of arbitration shall be at Akron, Ohio, or at such other place as the Parties may agree. The arbitrator(s) shall be empowered to order specific performance of this Agreement but shall not be entitled to award punitive damages. No arbitration board shall have the power to change, add to, or subtract from any provisions of this Agreement. The arbitration board's function shall be limited to the interpretation and application of existing clauses. The Parties to the arbitration may by mutual agreement elect Abaseball" or Afinal position" arbitration, in which event, the arbitrators' decision may only consist of the final position of one of the parties and may not vary therefrom.

            b) Exclusive Procedures. The procedures specified in this Section shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement and the transactions contemplated hereunder. The parties hereto submit themselves to the jurisdiction of the state and federal courts located in Akron, Ohio with respect to enforcement of any arbitration award. Each of the parties hereby consents to the service of process by registered mail at its address set forth in this Agreement and agrees that its submission to jurisdiction and its consent to service of process by mail are made for the express benefit of the other Party. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C., Sections 1-16, 201-208.

            c) Parties to Continue Performance. While the procedures set forth above are being followed, the Parties shall continue to perform their respective obligations under this Agreement.


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      15. Miscellaneous.

            a) Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the subject matter hereof. No other agreements or understandings, whether written or oral, whether express or implied, shall be binding on the parties.

            b) Limitation of Liability. Neither party shall be liable to the other for incidental, consequential, exemplary or punitive damages for claims arising out of the transactions contemplated by this Agreement.

            c) Amendments. No amendment, change, or modification to this Agreement shall be enforceable unless the same is in writing and signed by the parties.

            d) No Waiver. The waiver by either party of any term of this Agreement shall not constitute a waiver as to future breaches of the same term or of any other part of this Agreement.

            e) Notices. Any notices under this Agreement shall be delivered by hand, courier, overnight delivery service, or U.S. mail (return receipt requested) to the parties at the following addresses:

            If to Company:      Republic Technologies International, LLC
                                3770 Embassy Parkway
                                Akron, Ohio 44333-8367
                                Attn: Thomas N. Tyrrell

            If to FirstEnergy: FirstEnergy Services Corp.
                               76 S. Main St.
                               Akron, Ohio 44308-1890
                               Attn: President

            f) Governing Law. This Agreement shall be construed under and governed by the laws of the State of Ohio.

            g) Ambiguity. In the event of any ambiguity, conflict or inconsistency between this Agreement and any other subsequent agreement between the parties, the terms of this Agreement shall control, unless such agreement is identified by its express terms as an amendment to this Agreement.

            h) Collateral. In the event of a future refinancing of the Company's secured debt, the Company will use reasonable efforts to cause the commercial transactions contemplated hereunder with FirstEnergy to be secured behind any bank debt or subordinated debt, but ahead


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of any trade payables, to the extent possible.

      IN WITNESS WHEREOF, the parties by their representatives duly authorized have caused this Agreement to be duly executed as of the day and year above first written.


REPUBLIC TECHNOLOGIES                   FIRSTENERGY SERVICES CORP.
INTERNATIONAL, LLC


By: /s/ John B. George                  By: /s/ Anthony J. Alexander

Its: Vice President of Finance,         Its: Exec. Vice Pres. & Gen. Counsel
     Treasurer and Secretary                ----------------------------------
    -------------------------------


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                                  ATTACHMENT A

              (Capitalized terms are as defined in the accompanying
                  Master Energy Services and Supply Agreement)


I. Services Included in Master Energy Services and Supply Agreement

1.1. Electric     Will manage the procurement of 100% of the electric energy
     Energy-      requirements for all the Company Facilities. Prior to the
     Supply       delivery of any electricity supply, FirstEnergy and Company will assess the individual needs of each property and develop, with appropriate local and/or corporate management, a supply arrangement that fits the quantity, delivery point, term, risk tolerance, regulatory requirements, etc. most appropriate for that property.

                  For determination of quantity, facilities with a common delivery point may be grouped (e.g., all facilities within a single control area).

                  Established baseload requirements will be at a fixed price to be set at a discount to market prices for baseload energy (7x 24 product) for similar terms.

                  Non-baseload requirements will be mutually established based on analysis of consumption profiles. The price for non-baseload requirements will be market-based to be set at time quantity is determined. May reflect fixed price, indexed price and/or combination of fixed and floating.

Electric          To the extent requested, required or beneficial to the
Energy-           Electric property, will provide additional services such as
General           contract Energy-General negotiation, etc. All charges, terms
Services:         and conditions for any Services: services will be mutually agreed upon in advance of the service.

2. Natural Gas -  Will manage the procurement of 100% of the natural gas
Supply requirements for the all the Company Facilities. Prior to the delivery of any natural gas supply, FirstEnergy and Company will assess the individual needs of each Company Facility and develop, with appropriate local and/or corporate management, a supply arrangement that fits the quantity, transportation, storage, delivery point, term, risk tolerance, regulatory requirements, etc. most appropriate for that Company Facility.

                  FE will manage all aspects of interstate and/or intrastate transportation to the various Company Facilities, including physical supply, transportation and price risk portfolios.

Natural Gas -     To the extent requested, required, or beneficial to the
General Services: property, will provide additional services such as those listed. All charges, terms and conditions for any services will be mutually agreed upon in advance of the service.

                  Full service fuel manager for any or all facilities.

                  Manage all aspects of LDC negotiations for effective rate and service level management. Company has the right to request 3rd party review of LDC negotiation where FirstEnergy LDC affiliate is incumbent.

                  Assumption of fuel management roles immediately while working with existing providers to honor remaining terms and conditions of existing agreements.

                  Coordinate natural gas requirements during transfer of work load from Indiana to Ohio facility; work with current supplier to facilitate transfer; establish new agreement for incremental requirements for Ohio facility.

                  Convert existing month to month arrangement for Northeast Ohio Natural Gas Corp deliveries to effective term arrangements.

                  Manage any transportation and storage agreements.


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3. Consolidated   Will process and pay in a timely manner (with Company funds)
Billing and       all utility bills (electric, gas, water, etc.) designated by
Analysis          Company for designated Company Facilities. FirstEnergy will be
Services:         responsible for providing a cost analysis of the development and on-going costs associated with this service. The parties
                  Consolidated will mutually agree as to the cost recovery mechanism if the Billing and decision is made to proceed, but FirstEnergy will guarantee Analysis Services: that Company will incur no up-front costs.

4. Facilities     Will manage the energy related project requirements of
Services          Company. Those services would include but not be limited to, the following:

                  HVAC

                  All charges, terms and conditions for any service will be mutually agreed upon in advance of the service. The parties will mutually align incentives through shared savings.

5. Products &     Company will provide FirstEnergy with the opportunity to work
Services          with Company on related services to include, but not be
                  limited to, the following:

                  Cogeneration Projects:         Site specific disposal/re-cycle
                                                 contracts:
                  o Steam Projects                   o Iron oxide fines
                  o Pulverized Coal                  o Arc furnace dust
                  o Site specific disposal/recycle   o Scrubber sludge and Water
                    contracts                          treatment sludge

                  Carbon Plus(TM):               Compressed Air:
                  o Carbon supply                    o Air compressor
                    installation                       and retrofit
                  o  Dolomite supply                 o Re-piping

                  All charges, terms and conditions for any service will be mutually agreed upon in advance of the service. The parties will mutually align incentives through shared savings.

6. Other          Company will provide FirstEnergy with the opportunity to
Miscellaneous     work with Company on related services to include, but not be
Services:         limited to, the following:

                    Laboratory Services
                    Electrical Contracting Services
                    Metering Services
                    Roofing
                    Metal Fabrication
                    Substation Services

                  All charges, terms and conditions for any service will be Miscellaneous mutually agreed upon in advance of the service. The parties Services: will mutually align incentives through shared savings.


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